Exhibit 10.1

HEALTHGATE DATA CORP.
25 CORPORATE DRIVE, SUITE 310
BURLINGTON, MA 01803

October 27,  2003

Mr. Eric W. Thrailkill

625 Sparrow Court

Nashville, TN 37221

Dear Eric:

HealthGate Data Corp. (the “Company”) is pleased to offer you a position as Chief Operating Officer.  Your initial responsibilities will be product development, product management and IT.  Additionally, you will be required to assist in the sales effort for all HealthGate products.  You will report to the Chief Executive Officer. Your semi-monthly salary will be $7,916.67, on an annualized basis, is equivalent to $190,000.  You will also be eligible for a discretionary bonus of up to 40% as determined HealthGate’s Compensation Committee and Board of Directors.  Your salary and discretionary bonus is subject to annual review and adjustment by HealthGate’s Compensation Committee (which typically reviews salaries of executive officers in January and February of each year).

1)              You will be eligible to participate in HealthGate Data Corp’s 2004 Executive Bonus Plan as determined by the HealthGate Compensation Committee.

2)              As an employee of the Company, you are eligible to participate in the Company’s benefit plan, in accordance with the enclosed documents for the plan year 2003.

3)              Upon approval of the Board of Directors of the Company, you will be issued an Incentive Stock Option with respect to 100,000 shares of Common Stock of the Company, subject to the terms and conditions of the Company’s Incentive Stock Option Plan.  The options will be granted effective with the closing of HealthGate’s acquisition of the assets of EBM Solutions, Inc. and have an exercise price equal to HealthGate’s quoted price on the Over the Counter - Bulletin Board at that time.

4)              The employment relationship established by this letter is at-will and nothing contained in this letter shall be construed to constitute a contract of employment.  As an employee of the Company, you will enter into the enclosed Proprietary Information and Invention Agreement.  Please execute and return the Agreement with your acceptance of this offer letter.

5)              This offer is conditional upon your acceptance of this offer by October 27, 2003 by 5:00 pm EST.

6)              The foregoing offer is contingent upon your ability to comply with the requirements of the U.S. Department of Justice, Immigration and Naturalization Service, with respect to your employment by the Company.

7)              In consideration of your services to date and your continuing services to HealthGate, in the event that HealthGate terminates your employment without “Cause” (as defined below), you shall be entitled to the following payments from HealthGate:

(i)                                     all amounts accrued and unpaid to you through the termination date, including any base salary, and accrued but unused vacation, holiday or sick time; and

(ii)                                  Lump sum severance payment comprising your then current base salary and your then current health care coverage continuing for six (6) months from the date of termination.  To the extent that health care coverage cannot by its terms be continued, HealthGate shall reimburse you for the actual premium costs of obtaining such coverage under COBRA or comparable coverage under non-group insurance, if less.

Severance benefit payment shall be made on a schedule consistent with HealthGate’s payroll policies and shall be subject to applicable tax deductions and withholdings.

For the purposes of this severance benefit, “Cause” means:

(i)                                     willful breach or habitual neglect of the duties you are required or reasonably requested to perform which are not cured by you within 10 days of written notice from the Company of such breach or neglect;

(ii)                                  any illegal act by you injurious to the business or reputation of the Company or any of its affiliates;

(iii)                               your engagement in misconduct injurious or potentially injurious to the business or reputation of the Company or any of its affiliates;

(iv)                              your commission of any crime which constitutes a felony in the jurisdiction committed (whether or not involving the Company or any of its affiliates); or

(v)                                 a material breach by Executive of Company policies or procedures.

8.               You shall be eligible to receive severance as outlined in section 7(i) and 7(ii) if (a) you resign in connection with HealthGate’s assigning you to a principal place of business outside the Nashville area, and (b) you provide HealthGate a full release from all claims in connection with such resignation.

By:	/s/ William S. Reece
William S. Reece

Accepted:	/s/ Eric Thrailkill
Eric W. Thrailkill